Filed Pursuant To Rule 433

Registration No. 333-275079

January 10, 2024

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1877765487045849126

One year ago today, @Grayscale's and $GBTC 's court victory in the DC Circuit led to the SEC approving spot #bitcoin ETPs. Since uplisting, $GBTC has seen 102.12%* returns. Learn more about $GBTC and see important disclosures: https://etfs.grayscale.com/gbtc

GBTC has seen 102.12%* returns in 2024 *Source: Grayscale, BNY Fund Administration. Performance is measured as the secondary market price return based on the official closing price on 1/11/24 through the official closing price on 12/31/24. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance quoted. For the most recent month end performance please visit etfs.grayscale.com/gbtc GBTC, an exchange traded product, is not registered under the Investment Company Act of 1940 (“1940 Act”) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. GBTC is subject to significant risk and heightened volatility. GBTC is not suitable for all investors and an investor may lose all their money. GBTC holds Bitcoin; however, an investment in GBTC is not a direct investment in Bitcoin. Grayscale Bitcoin Trust ETF (the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Fund. GRAYSCALE

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Text:

One year ago today, @Grayscale's and $GBTC 's court victory in the DC Circuit led to the SEC approving spot #bitcoin ETPs. Since uplisting, $GBTC has seen 102.12%* returns. Learn more about $GBTC and see important disclosures: https://etfs.grayscale.com/gbtc

GBTC has seen 102.12%* returns in 2024 *Source: Grayscale, BNY Fund Administration. Performance is measured as the secondary market price return based on the official closing price on 1/11/24 through the official closing price on 12/31/24. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance quoted. For the most recent month end performance please visit etfs.grayscale.com/gbtc GBTC, an exchange traded product, is not registered under the Investment Company Act of 1940 (“1940 Act”) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. GBTC is subject to significant risk and heightened volatility. GBTC is not suitable for all investors and an investor may lose all their money. GBTC holds Bitcoin; however, an investment in GBTC is not a direct investment in Bitcoin. Grayscale Bitcoin Trust ETF (the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Fund. GRAYSCALE

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust ETF (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.